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Exhibit 99.1

BEFORE THE
STATE CORPORATION COMMISSION
OF THE STATE OF KANSAS

Before Commissioners:	John Wine, Chair Cynthia L. Claus Brian J. Moline
In the Matter of the Investigation of	)
Actions of Western Resources, Inc. to	)	Docket No. 01-WSRE-949-GIE
Separate its Jurisdictional Electric Public	)
Utility Business from its Unregulated	)
Businesses	)

PROTECTION ONE, INC.'S RESPONSE AND CLARIFICATION OF POSITION IN LIGHT OF WESTAR ENERGY'S PETITION FOR SPECIFIC RECONSIDERATION AND FOR RECONSIDERATION FOR SUBMISSION OF ADDITIONAL EVIDENCE
Mitchell F. Hertz Robert R. Gasaway KIRKLAND & ELLIS 655 Fifteenth Street, N.W. Suite 1200 Washington, D.C. 20005 (202) 879-5000	Teresa J. James WALLACE, SAUNDERS, AUSTIN, BROWN & ENOCHS 1900 Epic Center 301 North Main Street Wichita, KS 67202-4806 (316) 369-2100

INTRODUCTION

        Pursuant to K.A.R. § 82-1-218(d), Protection One, Inc. ("Protection One") respectfully makes this submission responding to and clarifying its position in light of the recent filing by Westar Energy of its Petition For Specific Reconsideration And For Reconsideration For Submission of Additional Evidence.1

Protection One's Petition to Intervene was filed on January 9, 2003, and is now pending before the Commission. This submission is being filed in anticipation of a Commission ruling granting that intervention petition.

DISCUSSION

        The Petition For Specific Reconsideration And For Reconsideration For Submission Of Additional Evidence submitted by Westar Energy, Inc. (the "Westar Petition"), especially if read in tandem with Protection One's own Petition For Partial Stay And Limited Reconsideration of Commission Order No. 55 (the "Protection One Petition"), offers an important opening for the Commission to bring these lengthy proceedings to a successful conclusion. The Westar Petition makes clear that "the Company has new leadership" that has chosen approaches to the issues that are "fundamentally different" from those of "previous management." Westar Petition, Paragraph 2. Most importantly, Westar Energy now states unambiguously that it "shares" the goals of the Commission's Order No. 51 and "intends to comply fully" with that Order's "spirit and intent." Id., Paragraph 1.

        The Westar Petition lists certain concrete actions that its "new leadership" intends to take in furtherance of the goals that Westar Energy management now shares with the Commission. Westar Petition, Paragraph 3. Specifically, Westar Energy now intends to "dispose of its unregulated subsidiaries"—including Protection One—"through a process that maximizes the value of those assets." Id. Westar Energy's intentions in this regard correspond directly to points emphasized by Protection One. The Protection One Petition stressed in particular that it is "in no one's best interest to create a situation that would make it much more difficult" for a sale of Protection One by Westar Energy, or to lessen the expected proceeds from a sale. Protection One Petition at 22. Protection One also pointed out that once Westar Energy becomes (as it now has) firmly committed to such a sale, "the Commission's interest" lies "squarely on the side of maximizing Protection One's value in the eyes of prospective buyers and public equity markets." Id. at 23. Protection One therefore concluded that the Commission should avoid certain actions—most importantly, actions that would make Protection One stock less salable on the open market. See id. Protection One continues to look forward to providing evidence and/or presenting oral argument to the Commission aimed at building on this fundamental commonality of interests.

        In order to build successfully on common interests, however, it is imperative that Protection One avoid any possible misunderstandings with the Commission. Protection One accordingly takes this opportunity to amplify a recent statement made to the Commission by Westar Energy, so that the Commission will have a better understanding of Protection One's view of the status of its Senior Credit Facility with Westar Industries.

        Paragraph 28 of the Westar Petition states as follows:

    Westar Industries and Protection One have agreed to amend the credit facility to reduce the maximum borrowing amount to $230 million provided the modification discussed above in this paragraph is made to the provisions of Order No. 55 and the Commission allows continued payments under the TSA as discussed below starting at page 18.

        In view of this statement, Protection One hereby confirms that Protection One and Westar Energy have in fact discussed amending Protection One's Senior Credit Facility with Westar Industries to reduce the borrowing capacity available to Protection One under that agreement. Protection One also confirms that it is amenable to continuing those discussions. It is important for the Commission to recognize, however, that no final agreement in this regard has been reached. Any such amendment would require the approval of Protection One's directors. As of the date of this filing, no proposal for amending the Senior Credit Facility had been submitted to or approved by Protection One's board. In light of the fiduciary obligations of Protection One's directors as described in the Protection One Petition, any such submission (in the event one is eventually presented by Protection One management) would receive appropriate review and consideration. Unless and until the Senior Credit facility is properly amended, Protection One asserts its right to enforce its existing agreement in accordance with its terms.

CONCLUSION

        Protection One respectfully reiterates its request that the Commission stay certain aspects of Order No. 55, and reconsider certain terms of that Order, as set forth in Protection One's petition of January 10. Protection One looks forward to working with the Commission toward the successful implementation of the Commission's goals in these proceedings.

Respectfully submitted,

Mitchell F. Hertz Robert R. Gasaway KIRKLAND & ELLIS 655 Fifteenth Street, N.W. Suite 1200 Washington, D.C. 20005 (202) 879-5000	Teresa J. James WALLACE, SAUNDERS, AUSTIN, BROWN & ENOCHS 1900 Epic Center 301 North Main Street Wichita, KS 67202-4806 (316) 369-2100

DATE: January 14, 2003

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  Exhibit 99.1